Exhibit 1.3
                            SHARE PURCHASE AGREEMENT
     (For assistance in filling out this form, please see the reverse side)

Mail Completed Form to: Wellstone Communities Inc.
                        6030 Bethelview Road, Suite #203
                        Cumming, GA 30040

     Please issue shares of Wellstone Communities Inc. Series A preferred stock in the amount(s) and name(s) shown below. I received and had an opportunity to read the Prospectus by which the shares are offered. I am purchasing for investment.

Signature:______________________________________________________    ____________
                                                                        Date

Signature:______________________________________________________    ____________
                                                                        Date

Enclosed is payment for ________________minimum 100 shares) at $10.00 per share, totaling $______________.

               Make checks payable to: Wellstone Communities Inc.

Register the shares in the following name(s):

Name(1)______________Social Security or Taxpayer ID number*________Birthdate____

Name(2)______________Social Security or Taxpayer ID number*____________

* (I certify (i) that this is my correct taxpayer identification number, and (ii) that I am not subject to backup withholding.)

As (check one):

         Individual_______           Joint Tenants _____      Custodial (for shares to be owned by minors) _____

         Tenants in Common ____      Corporation _______      Trust _____          Other _____

RETIREMENT ACCOUNT            (    ) Traditional  IRA         (    ) Roth IRA      (    ) KEOGH  Custodian:_____

Mailing Address for the person(s) who will be registered shareowner(s):

         Address:_______________________________________________________________

         City, State & Zip Code:________________________________________________

         Telephone Number:_______Business:  (   )__________ Home:(  )___________

         Yes, I want to save the cost of printing and mailing financial reports, proxy statements, and other documents. Please send all shareowner communications to my email address: ___________ Signature: ____________

     (Please attach any special mailing instructions other than shown above)

                  NO SUBSCRIPTION IS EFFECTIVE UNTIL ACCEPTANCE

             (You will be mailed a signed copy of this agreement to
                           retain for your records.)

Subscription   accepted   by   Wellstone   Communities   Inc.   and  its   sales
representative:

____________________________                                  __________________
Jayme Sickert                                                        Date

Share Purchase Agreement                                                  page 2

                  How to Complete the Share Purchase Agreement

How can I purchase shares? Personal check, bank check, or money orders are the only acceptable forms of payment. No cash or credit cards accepted.

Who should sign it? The person who is making the decision to buy shares. This may be different from the persons in whose names the shares are being registered.

Whose check can be used for payment? It should be either an account in the name of the person signing the share purchase agreement or the name(s) in which the shares are to be registered. We can not, for instance, accept a check on a corporate bank account, where the registered shareowner is to be an individual--unless there is an accompanying certified corporate resolution authorizing the use of corporate funds for that purpose.

Can I buy shares for more than one person on the same form? Yes, you can either squeeze in the other names and numbers of shares, or put "see attached" or "over" next to "Name(s)" on the form and put the names and number of shares on another sheet or the back of the form.

How can I buy shares for a person who is under 18 years old? There are Uniform Gift to Minors Acts in the states. The "Custodial" box can be checked and the shares can be registered in a form like: "Jane Doe, as custodian for Minor Doe, under UGMA." The effect is that Jane Doe can sell the shares, receive dividends and otherwise manage the investment, until Minor Doe becomes 18. Then, Jane Doe can request a replacement certificate in Minor Doe's name. If you want some other legal arrangement, such as holding the shares until the minor is older than 18, you would have to create a trust agreement, using a lawyer or a do-it-yourself guide. You would then check the "Trust" box and fill in the name something like: "Jane Doe, trustee for Minor Doe," or "Jane Doe, Trustee under Trust Agreement dated November 29, 1997."

Can I purchase shares for an IRA or other retirement account? If your trust agreement permits it--that's between the investors and their trustees. If your trust agreement does not permit it (many brokerage, mutual fund or bank trustees will not permit it), then you may choose to "roll over" or open a new account with another trustee. The check needs to be from the trustee. You would check "Trust" on the form and write in something like: "ABC Company, trustee for Jane Doe IRA."

Guide to registering investments

Joint Tenants: two or more persons jointly own Shares. If one person passes away, all of the shares are transferred to the surviving partner(s).

Tenants In Common: Shares are jointly owned by two or more persons. If one person passes away, half (or whatever individual share) automatically goes to the deceased's estate and not to the surviving partner(s).

Trust: If you have an established Trust for yourself, Family or Children. Please be sure to include exact name of Trust and the Trust's taxpayer ID number.

Custodial: Usually established for a minor to maintain control/voting rights of the stock until the minor becomes of legal age (18). Registration should read as follows: Jane Doe as Custodian for Minor Doe under UGMA. Make sure to list the minor's social security number, not yours.

Other:   1) Partnership - Make sure to list Tax ID #

         2) IRA (Keogh, SEP or other retirement plan): Make sure your trust agreement allows for investments of this kind, check with your plan administrator. If not, you can establish a new IRA. Registration for all IRA's should read as follows: [(Trustee or name of Plan) as Trustee for Jane Smith IRA Account # _________]